Exhibit 99.1

PURE Bioscience Reports Fiscal 2020 Q1 Financial Results

Update on Business Segments and PURE’s SDC-Based Antimicrobial Food Safety Solutions

RANCHO CUCAMONGA (Dec 13, 2019) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented, non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal first quarter ended October 31, 2019.

Q1 - Summary of Results of Operations

●	Revenues for the fiscal first quarter ended October 31, 2019 decreased 33% to $398,000 compared with prior fiscal first quarter revenues of $590,000. The decrease was primarily attributable to a reduction in sales of our raw material ingredient, SILVÉRION®.

○	Core food safety revenues for the fiscal first quarter decreased 9% as compared with food safety revenues in the first fiscal quarter of 2019. The decrease was due to timing of distributor sales.

●	Net loss for fiscal Q1 2020 was $1.1 million, as compared with $2.6 million in fiscal Q1 2019. Net loss, excluding share-based compensation, for fiscal Q1 2020 was $667,000, as compared with $822,000 for fiscal Q1 2019.

●	Gross margin decreased to 61% during fiscal Q1 2020 as compared with 66% during the same period in fiscal 2019. The decrease in gross margin percentage was primarily attributable to the sale of lower margin formulations and packaging configurations during the quarter ended October 31, 2019 as compared with the same period in fiscal 2019.

●	The fiscal Q1 2020 net loss was $(0.01) per share, compared with $(0.04) per share for fiscal Q1 in 2019.

Business Update

●	PURE Control®

○	SmartWash® Boost: As discussed in our earning release dated October 29, 2019, we have continued to collaborate with SmartWash Solutions using PURE Control® as a pretreatment that has revolutionized results on pre-cut lettuce. PURE Bioscience continues to support verification of pending third-party independent efficacy data and is fully prepared to support SmartWash in the systematic rollout of SmartWash Boost upon verification.

○	Our rollout has continued with another multinational produce processor currently using PURE Control to process berries and tomatoes. We are currently under evaluation with this processor for use on additional produce lines to address recent voluntary produce recalls. To date, work is ongoing with herbs, mushrooms and cut lettuce.

●	PURE® Hard Surface

○	Food Transportation Sanitization – We are continuing discussions with four additional transportation companies to address the new transport sanitization requirements mandated by the FDA Food Safety Modernization Act (FSMA). New customer evaluation is due, in part, to the roll-out of our unique solution by the two largest U.S. food transportation companies.

○	Ongoing testing in poultry breeder barns and hatcheries has continued. We have been working with a large independent agricultural research farm on enhanced environmental control across all species (poultry, beef and pork) and results from this initiative are expected by the end of calendar year 2019. Initial sales calls have begun with national growers using the preliminary data.

○	We have worked closely with dairy industry leaders to provide new PURE Hard Surface applications directed at cheese production and spray-drying operations. Adoption has begun at two large national dairy operations with three plants on-boarding and evaluations continuing in other locations.

○	Produce field-bin treatment is being adopted and is providing highly effective protection against cross-contamination. Two plants have outfitted and PURE is providing engineering support for future roll-outs.

Tom Y. Lee, Chief Executive Officer, said that, “Our fiscal Q1 2020 revenue was negatively impacted by a reduction in sales of our raw material ingredient, SILVÉRION®, as well as timing of sales to a large distributor. During the current quarter, sales to our two largest food processors increased by 154%, as compared with the prior year. We anticipate sales of both PURE Control® and PURE® Hard Surface to continue to increase as new and existing customers continue to expand use of our unique food safety solutions. Based on information received by our customers, pending regulatory approvals, and the significant steps taken to reduce our overhead, we maintain our goal of cash-flow breakeven in fiscal Q3 2020.”

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented, stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and mitigation of bacterial resistance. PURE is headquartered in Rancho Cucamonga, California (San Bernardino metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release concerning the company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control and PURE Hard Surface into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to generate sufficient revenues and reduce its operating expenses in order to reach profitability; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2019 and Form 10-Q for the first fiscal quarter ended October 31, 2019. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Mark Elliott, VP Finance

PURE Bioscience, Inc.

Ph: 619-596-8600 ext: 116

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	October 31, 2019	July 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$904,000	$398,000
Accounts receivable	220,000	373,000
Inventories, net	162,000	177,000
Restricted cash	75,000	75,000
Prepaid expenses	30,000	18,000
Total current assets	1,391,000	1,041,000
Property, plant and equipment, net	333,000	362,000
Patents, net	506,000	529,000
Total assets	$2,230,000	$1,932,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$749,000	$553,000
Accrued liabilities	128,000	185,000
Total current liabilities	877,000	738,000
Deferred rent	—	4,000
Total liabilities	877,000	742,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized, 79,994,402 shares issued and outstanding at October 31, 2019, and 76,732,334 shares issued and outstanding at July 31, 2019	800,000	768,000
Additional paid-in capital	125,156,000	123,900,000
Accumulated deficit	(124,603,000)	(123,478,000)
Total stockholders’ equity	1,353,000	1,190,000
Total liabilities and stockholders’ equity	$2,230,000	$1,932,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended
	October 31,
	2019	2018
Net product sales	$398,000	$590,000
Operating costs and expenses
Cost of goods sold	156,000	203,000
Selling, general and administrative	1,290,000	2,853,000
Research and development	82,000	97,000
Total operating costs and expenses	1,528,000	3,153,000
Loss from operations	(1,130,000)	(2,563,000)
Other income (expense)
Interest expense, net	(2,000)	(3,000)
Other income, net	7,000	—
Total other income (expense)	5,000	(3,000)
Net loss	$(1,125,000)	$(2,566,000)
Basic and diluted net loss per share	$(0.01)	$(0.04)
Shares used in computing basic and diluted net loss per share	78,004,073	71,002,302

PURE Bioscience, Inc.

Condensed Consolidated Statement of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2019	76,732,334	$768,000	$123,900,000	$(123,478,000)	$1,190,000
Issuance of common stock in private placements, net	2,862,068	28,000	802,000	—	830,000
Share-based compensation expense - stock options	—	—	268,000	—	268,000
Share-based compensation expense - restricted stock units	—	—	190,000	—	190,000
Issuance of common stock for vested restricted stock units	400,000	4,000	(4,000)	—	—
Net loss	—	—	—	(1,125,000)	(1,125,000)
Balance October 31, 2019 (Unaudited)	79,994,402	$800,000	$125,156,000	$(124,603,000)	$1,353,000

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2018	68,248,158	$683,000	$117,522,000	$(116,924,000)	$1,281,000
Issuance of common stock in private placements, net	3,333,964	33,000	1,465,000	—	1,498,000
Share-based compensation expense - stock options	—	—	1,002,000	—	1,002,000
Share-based compensation expense - restricted stock units	—	—	741,000	—	741,000
Net loss	—	—	—	(2,566,000)	(2,566,000)
Balance October 31, 2018 (Unaudited)	71,582,122	$716,000	$120,730,000	$(119,490,000)	$1,956,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	October 31,
	2019	2018
Operating activities
Net loss	$(1,125,000)	$(2,566,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	458,000	1,744,000
Amortization of stock issued for services	4,000	19,000
Depreciation and amortization	52,000	71,000
Interest expense on promissory note	—	1,000
Changes in operating assets and liabilities:
Accounts receivable	153,000	(78,000)
Inventories	15,000	(12,000)
Prepaid expenses	(16,000)	(32,000)
Accounts payable and accrued liabilities	139,000	(206,000)
Deferred rent	(4,000)	(1,000)
Net cash used in operating activities	(324,000)	(1,060,000)
Investing activities
Purchases of property, plant and equipment	—	(8,000)
Net cash used in investing activities	—	(8,000)
Financing activities
Net proceeds from the sale of common stock	830,000	993,000
Net proceeds from the exercise of warrants	—	—
Net cash provided by financing activities	830,000	993,000
Net increase (decrease) in cash, cash equivalents, and restricted cash	506,000	(75,000)
Cash, cash equivalents, and restricted cash at beginning of period	473,000	926,000
Cash, cash equivalents, and restricted cash at end of period	$979,000	$851,000

Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$904,000	$776,000
Restricted cash	$75,000	$75,000
Total cash, cash equivalents and restricted cash	$979,000	$851,000

Supplemental disclosure of non-cash financing activities
Conversion of promissory note and accrued interest from a related party to common stock	$—	$504,000